SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

Amendment #2

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

OKMIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Nevada	85-4401166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16501 Ventura Boulevard, Suite 400, Encino CA, 91436
(Address of principal executive offices)(Zip code)

Registrant's telephone number, including area code: (818) 201-3727

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $0.0001 par value

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definition of “accelerated filer,” “large accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check market if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

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JUMPSTART OUR BUSINESS STARTUPS ACT

Under the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), Okmin is classified as an "Emerging Growth Company". We will continue to be deemed an emerging growth company until the earliest on the last day of our fiscal year during which (i) our annual gross revenue exceeds $1.07 billion or (ii) we issue more than $1.0 billion in non-convertible debt in a three-year period. We will lose our status as an emerging growth company on the last day of our fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement. We will also lose our status as an emerging growth company if at any time we are deemed to be a large accelerated filer.

As an emerging growth company, we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), which requires a public company’s auditor to attest to, and report on, management’s assessment of its internal controls. We are also exempt from Sections 14A(a) and (b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation.

Section 107(b) of the JOBS Act provides a company can elect to opt out of the extended transition period provided for complying with new or revised accounting standards and instead comply with the requirements that apply to non-emerging growth companies. The Company has elected to opt out of the transition period, and our election to opt out is irrevocable.

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Item 1.	Organization and Business

Okmin Resources Inc. (collectively with its subsidiaries, “Okmin” or the “Company”) was incorporated in Nevada in December 2020 to engage in the business of the acquisition, exploration and development of mineral rights and natural resource assets.

As an early stage company, Okmin has been focused on the acquisition and development of domestic oil and gas fields, investing in lower profile rework and recompletion opportunities with lower entry costs. The company's initial projects are located in Oklahoma and Kansas.

The Company has two wholly owned subsidiaries that conduct oil and gas activities, Okmin Operations, LLC incorporated on May 25th, 2021 in the State of Kansas and Okmin Energy LLC, incorporated on November 21st, 2021 in the State of Oklahoma.

Since inception, the Company has acquired the following oil and gas interests in Oklahoma and Kansas.

In February 2021 Okmin entered into a Joint Venture Agreement and Operating Agreement committing $100,000 in the initial phase to acquire working interests in ten oil and gas leases located in Okmulgee and Muskogee Counties   in Oklahoma. Under the Operating Agreement, Okmin has a 50% Working Interest in 710 acres and a 25% interest in 80 acres. The Company’s Joint Venture partner, Blackrock Energy LLC (“Blackrock”) is the Operator of the project.

In July 2021, the Company through its wholly owned Kansas subsidiary, Okmin Operations, LLC entered into an agreement to acquire a 72.5% Net Revenue Interest in the Vitt Lease located in Neosho County, Kansas. Okmin Operations, LLC acquired the lease with a cash payment of $25,000 together with a commitment to make additional expenditures, initially of at least $50,000 to rework the wells on the lease. The lease covers 160 acres and includes twelve existing oil and gas wells and three water injection wells.

In August 2021, the Company entered into an option agreement with Blackrock to acquire a 50% working interest in the West Sheppard Pool Field, a series of leases totaling 1,930 acres located in Okmulgee County, Oklahoma. In November 2021, the Company exercised its option and entered into a definitive joint venture and operating agreement with Blackrock at a cost of $150,000 in cash. The 24 existing wells on the leases range from 850 feet to 1950 feet in depth with gas production from several zones as their main objective.

In December 2021, the Company exercised its option and entered into a definitive joint venture and operating agreement with Blackrock to acquire a 50% working interest in the Pushmataha Gas Field, comprising 6 leases covering an area of 3,840 acres located in Pushmataha County, Oklahoma. In connection with the acquisition, the Company expended $250,000 in cash.

Subject to the Company being able to secure adequate additional financing, Okmin may also acquire the rights to and participate in drilling and/or other mining operations. The Company will evaluate exploration and mining opportunities and other strategic corporate opportunities as they become available from time to time.

In the 2022 fiscal year we anticipate cash needs of a minimum of $500,000, of which we attribute approximately $220,000 to maintain general corporate overhead and $280,000 for continued work on our existing lease properties including but not limited to workovers and re-activations of existing non-producing wells. In October 2021, the Company completed its Private Placement of 20,000,000 shares of common stock for proceeds of $500,000, and in November 2021, the Company entered into a convertible note agreement pursuant to which it raised an additional $231,000 in financing. With the completion of these financings, the Company believes it has sufficient funding available to meet its contractually required obligations and anticipated corporate overhead expenses for the remainder of fiscal 2022. However, management will look to raise additional funds to increase its oil and gas production on its existing properties, and potentially to acquire additional complementary properties in the region of its current projects.

The Company’s fiscal year end is June 30.

Item 1.A	Risk Factors

Risks associated with the business of the Company

The Company has a limited operating history and may not be successful in developing profitable business operations.

Okmin has a limited operating history since its incorporation December 2020. As of the date of this Registration Statement, we have limited assets and revenues. Our future operating results will depend on many factors, including:

•	The ability to raise or access adequate working capital;
•	The success of our oil and gas exploration and development operations;
•	Our ability to control our costs and produce sufficient quantities of oil and natural gas at a profit;
•	The prices of oil and natural gas;
•	Our ability to attract and retain key management.

Despite our best efforts, we may not be successful in our efforts to develop profitable business operations.

The Company has limited capital and will need to raise additional capital in the future.

We do not currently have the capital necessary to fund both our continuing operations and our planned growth.  We will require additional capital to continue to grow our business through the operation and maintenance of our existing wells and through the acquisition of additional properties. We estimate that the Company will need to raise additional capital of at least $500,000 to enable it to rework and enhance existing projects, acquire further oil and gas interests, or to acquire other mineral exploration properties. Obtaining additional financing would be subject to a number of factors, including the market prices for acquiring resource properties, investor acceptance of the Company’s interests, and investor sentiment. These factors may make the timing, amount, terms or conditions of additional financing unavailable to the Company. The most likely source of future funds presently available to the Company is through sale of equity capital. Any sale of share capital will result in dilution to existing stockholders. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, which may have a further dilutive effect.

If we do not succeed in raising additional capital, our resources may not be sufficient to fund our planned operations and will have a significant negative effect on our operations and financial condition.

The Company has limited interests in oil and gas leases and cannot guarantee that it will identify or acquire any additional viable leases or mineral property assets or interests.

Okmin presently only has partial interests in projects and leases with limited activity. The Company is currently seeking to identify other leases or mineral properties to acquire but the Company cannot guarantee it will find any valuable leases or mineral properties. Even if the Company enters into additional joint ventures or acquires additional interests in leases or other mineral properties on land being developed by a mining company, the Company cannot guarantee that it will be able to capitalize on the increased value of its leasehold.

If the Company cannot acquire any viable leases, mineral property assets or mineral property interests, or cannot find any oil and gas or minerals on such leases or mineral properties, or it is not economical to recover the oil and gas or minerals from those properties, the Company may have to curtail or cease operations.

Drilling for and producing oil and natural gas are highly speculative and involve a high degree of risk.

Exploring for and developing oil and natural gas involves a high degree of operational and financial risk. Predicting the costs involved in exploration and drilling is difficult to achieve with a high degree of certainty. Our potential drilling locations are in various stages of evaluation, ranging from locations that are ready to drill, to locations that will require substantial additional interpretation before they can be drilled. The budgeted costs of planning, drilling, completing and operating wells are often exceeded, and such costs can increase significantly due to various complications that may arise during the drilling and operating processes. Before a well is spudded, we may incur significant licensing, geological and geophysical costs, which are incurred whether a well eventually produces commercial quantities of hydrocarbons or is drilled at all. Exploration wells bear a much greater risk of loss than development wells. If our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our operations as proposed and could be forced to modify our drilling plans accordingly.

If we decide to drill a certain location, there is a risk that no commercially productive oil or natural gas reservoirs will be found or produced. We may drill or participate in new wells that are not productive. We may drill wells that are productive, but that do not produce sufficient net revenues to return a profit after drilling, operating and other costs. There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover exploration, drilling or completion costs or to be economically viable. Even if sufficient amounts of oil or natural gas exist, we may damage the potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production and reserves from the well or abandonment of the well.

Drilling for and producing oil and natural gas are high-risk activities with many dangers and uncertainties

Oil and Gas drilling and production are high-risk activities, and there are many risk which can cause substantial losses, including personal injury or loss of life; severe damage to or destruction of property and equipment as well as oil gathering and transportation equipment and facilities; pollution or other environmental contamination, and resulting remedial or clean-up responsibilities and repairs to resume operations; and regulatory fines or penalties. Insurance against all operational risks may not be affordable or available the Company, its partners, or third-party contractors. The occurrence of an event that is not covered in full or in part by insurance could have a material adverse impact on the Company’s business operations and financial condition.

The Company has no oil and gas reserves, and future wells we drill may not yield oil or natural gas in commercial quantities or at all.

None of the Company’s properties have been evaluated for oil and gas reserves, and the Company has no proven reserves. There is no guarantee the Company’s properties contain sufficient recoverable oil and natural gas to be produced profitably, which may result in a loss of some or all of our investment in such projects. If we do not drill productive and profitable wells in the future, it will have a material adverse impact on the Company’s business operations and financial condition.

The Company may have difficulty managing growth in our business, which could adversely affect our financial condition and results of operations.

As an early stage company, growth in accordance with our business plan, if achieved, could place a significant strain on our financial, technical, operational, and management resources. As we expand our activities and increase the number of projects we are evaluating or in which we participate, there will be additional demands on our financial, technical, operational, and management resources. The failure to continue to upgrade our technical, administrative, operating, and financial control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit, engage or retain professionals in the oil and natural gas industry, whether as employees or outside contractors, could have a negative material effect on our business and financial condition.

The oil and gas industry is highly competitive and there is no assurance that the Company will be successful.

The oil and natural gas exploration and production industry is intensely competitive, and the Company competes with other companies that have greater resources. Many of these companies not only explore for and produce oil and gas but also market oil and gas and other products on a regional, national or worldwide basis. These companies will be able to pay more for productive energy properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than Okmin’s financial or human resources permit. In addition, these companies will have a greater ability to continue exploration activities during periods of low commodity market prices. The Company’s larger competitors may be able to absorb the burden of present and future foreign, federal, state, local and other laws and regulations more easily than Okmin can, which would adversely affect its competitive position. The Company’s ability to acquire additional properties and to discover productive prospects in the future will be dependent upon its ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment. In addition, because Okmin has fewer financial and human resources than many companies in its industry, the Company may be at a disadvantage in bidding for exploratory prospects and producing properties.

The Company does not operate any of its current projects and is dependent upon our partners and contractors.

All of the Company’s projects are operated by partners and are dependent upon the operational capabilities of those partners and third-party contactors. Therefore, we ultimately do not control the timing of the development, exploitation, production and exploration activities relating to our property interests. If our partners and contractors are unsuccessful in the exploration and operation of our property interests, it would have a negative material effect on our business and financial condition.

The Company’s properties are concentrated in one geographic area.

All of the Company’s properties are located in Oklahoma and Kansas. Since our properties are contained in a limited area, a number of our properties could experience the same adverse conditions at the same time, resulting in a relatively greater impact on our operations than if we had a more diversified portfolio of properties. Such conditions could have a negative material effect on our business and financial condition.

Any change in government regulation/administrative practices may have a negative impact on the Company’s ability to operate and its profitability.

The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in any applicable jurisdiction, may be changed, applied or interpreted in a manner which will fundamentally alter Okmin’s ability to carry on business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on the Company. In particular, any change in the current policies of the U.S. Department of the Interior regarding leasing of mineral interests in public lands could cause a significant alteration in the potential profitability of our investment strategy. Any or all of these situations may have a negative impact on the Company’s ability to operate and/or its profitably.

Certain U.S. federal income tax deductions currently available with respect to oil and natural gas drilling and development may be eliminated as a result of future legislation.

Possible elimination of certain key U.S. federal income tax incentives currently available to oil and gas exploration and production could be eliminated in the future. If enacted into law, any such proposals would eliminate certain tax preferences applicable to taxpayers engaged in the exploration or production of natural resources. The passage of any legislation as a result of such proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase our tax liability and negatively impact our results of operations and financial condition.

Our operations are governed by significant environmental regulations.

Okmin’s oil and natural gas exploration and production operations are subject to significant environmental regulation. We are subject to various federal, state and local laws regulating the protection of the environment and strictly regulate the discharge of materials. These regulations directly affect oil and natural and gas exploration, development and production operations. We could incur significant costs as a result of any violations or liabilities under environmental or other laws made by us, our partners or our third-party contactors. Changes in or more stringent enforcement of environmental laws could force us to expend additional operating costs and capital expenditures to stay in compliance. If we are deemed to not be in compliance with applicable environmental laws, we could be forced to expend substantial amounts to be in compliance and shut-down the effected operations either temporarily or permanently, which would have a materially negative effect on our operations and financial condition.

The Company’s success is dependent on the continued employment of Jonathan Herzog, our President and Chief Executive Officer and Thomas Lapinski, our Chairman of the Board.

The success of Okmin depends to a large degree upon the personal efforts and ability of Mr. Herzog and Mr. Lapinski, The Company does not have “key-man” insurance on either individual, the loss of whose services, whether through disability, illness, death or severance of employment, would have a materially adverse effect on the Company.

The Company’s principal officer and director may be subject to conflicts of interest.

Jonathan Herzog, the Company’s President, Chief Executive Officer and director, is only partially devoting his time to the Company’s affairs as he deems necessary to accomplish the Company’s business plan. However, Mr. Herzog may also devote part of his working time to other business and employment endeavors, including roles and consulting relationships with other entities, and may have responsibilities to these other entities which would result in conflicts of interest. Such conflicts include deciding how much time to devote to the Company’s affairs, as well as what business opportunities should be presented to the Company. Because of these relationships, Mr. Herzog could be subject to conflicts of interest. Currently, Okmin has no policy in place to address such conflicts of interest.

RISKS RELATED TO OUR COMMON STOCK

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our audited financial statements for the period from inception to June 30, 2021 were prepared using the assumption that we will continue our operations as a going concern. Our independent auditors in their audit report have expressed substantial doubt about our ability to continue as a going concern. Our operations are dependent on our ability to raise sufficient capital until such time as we may be able to establish profitable operations. There can be no assurance that we will be able to raise any additional funds when needed, or if we are able to raise additional funds, that such funds will be on favorable terms or in the amounts required. Our financial statements do not include any adjustments that may result from the outcome of this uncertainty. If we cannot continue as a going concern, our stockholders are likely to lose most or all of their investment in the Company's common shares.

The Company’s Chief Executive Officer owns a majority of the outstanding common stock, which enables him to exercise complete control over all corporate matters.

Jonathan Herzog, our President and Chief Executive Officer, currently owns approximately 32% of our outstanding common stock and, by reason of his ownership of Series A Preferred Stock, exercises control of over 51% of the equity and the voting power in the Company. As a result, Mr. Herzog can exercise control over our management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Because Nevada law permits shareholders to act by written consent in lieu of holding a meeting of shareholders, the affairs of the Company may be carried on without need for any meeting of the shareholders. This situation may prevent the minority shareholders from participating in any way in the management of the Company. In addition, this concentration of ownership may delay or prevent a change in control of us and might affect the pricing of our common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, the interests of this concentration of ownership may not always coincide with the best interest of the Company or the interests of other stockholders.

The Company’s Articles of Incorporation-By Laws and Nevada Law may protect the company’s directors from certain types of lawsuits.

The Company is incorporated under the Laws of the State of Nevada. Nevada law provides that the Company’s officers and directors will not be liable to the Company or its stockholders for monetary damages for all but certain types of conduct as officers and directors. Okmin’s Certificate of Incorporation requires the Company to indemnify officers and directors of the Company against all damages incurred in connection with the Company’s business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against the Company’s officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use the Company’s limited assets to defend its officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

The administrative costs of public company regulatory compliance could become burdensome and consume a significant amount of the Company’s cash resources, which could materially and adversely affect its business.

The Company intends to register with the Securities and Exchange Commission which will permit the company’s shares to trade publicly. This registration may result in the Company incurring significant costs and expenses in connection with assuring compliance with all laws, rules and regulations applicable to it as a public company. The Company anticipates that its initial ongoing costs and expenses of complying with our public reporting company obligations will be approximately $50,000 annually. The Company’s compliance costs and expenses could increase substantially if it applies for trading of its securities on a national stock exchange which may have listing requirements that engender additional administration and compliance costs. The Company will assign a high priority to establishing and maintaining controls, procedures, corporate compliance and public company reporting; however, there can be no assurance that the Company will have sufficient cash resources available to satisfy its public company reporting and compliance obligations. If the Company is unable to cover the cost of proper administration of its public company compliance and reporting obligations, the Company could become subject to sanctions, fines and penalties, its stock could be barred from trading in public capital markets, and it may have to cease business.

The Company may fail to secure public trading of its common stock or, even if it obtains a public quotation, trading in the common stock may be inadequate to provide liquidity for our shareholders.

There is no current market for the Company’s common stock and there has never been any public market for our common stock. Our common stock is not currently eligible for trading on any national securities exchange, NASDAQ or any over-the-counter market, including an OTC Market Group quotation system such as the OTCQB, and we cannot assure you that our common stock will become eligible for trading. After the effective date of this registration statement, we intend to arrange for the submission of a Form 15c2-11 to FINRA which would permit broker-dealers to post quotations for our stock in the Over-The-Counter marketplace. We intend to initially apply to have our common stock quoted in the OTC Pink Market of the OTC Market Group. However, no assurance can be given that our common stock will be quoted on the OTC Pink Market or any other quotation service.

Many market makers refuse to be involved in such applications, as the process of applying for a quotation consumes the time and effort of their personnel, and often provides little or no reward to the market maker. If we are unable to persuade a market maker to sponsor our common stock on an interdealer electronic quotation system, our common stock will remain illiquid. The application process itself is likely to take several months, and will not necessarily result in a successful application, as FINRA, which must authorize the quotation, has discretion to refuse the application for many possible reasons pertaining to the likely character of the trading market that could develop in the security. Finally, even if and when our common stock does begin trading, the small number of holders of our common stock means that for some indefinite period of time the trading volume in our common stock may be very low. For all of these reasons, for some period of the future, our shareholders may find it difficult or impossible to sell their shares when they wish and for prices they consider reasonable.

An active market will not develop unless broker-dealers develop interest in trading the Company’s shares, and the Company may be unable to generate interest in its shares among broker-dealers until the Company generates meaningful revenues and profits from operations. Until that time occurs, if it does at all, purchasers of the Company’s shares may be unable to sell them publicly. In the absence of an active trading market:

•	Market visibility for the Company’s common stock may be limited;
•	Investors may have difficulty buying and selling the Company’s shares or obtaining market quotations; and
•	A lack of visibility for the Company’s common stock may depress the market price for its shares.

Failure to maintain effective internal controls in accordance with section 404 of the Sarbanes-Oxley Act would lead to loss of investor confidence in the Company’s reported financial information.

Pursuant to proposals related to Section 404 of the Sarbanes-Oxley Act of 2002, on a quarterly basis the Company will be required to furnish a report by its management on the Company’s internal control over financial reporting. If the Company cannot provide reliable financial reports or prevent fraud, then its business and operating results could be harmed, investors could lose confidence in the Company’s reported financial information, and the trading price of the Company’s stock could be negatively affected.

During the course of the Company’s testing, management may identify deficiencies which the Company may not be able to remediate in time for securities disclosure reporting deadlines. In addition, if the Company fails to maintain the adequacy of its internal controls, as such standards are modified, supplemented or amended from time to time, the Company may not be able to ensure that it can conclude on an ongoing basis that the Company has effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for the Company to produce reliable financial reports and are important to helping prevent financial fraud.

The Company has not paid any cash dividends in the past and will not pay any cash dividends in the foreseeable future

Okmin has not paid any cash dividends on its common stock. The Company generally intends to retain future earnings, if any, for reinvestment in the development and expansion of its business. Dividend payments in the future may also be limited by other loan agreements or covenants contained in other securities which the Company may issue. Any future determination to pay cash dividends will be at the discretion of the Company’s board of directors and depend on its financial condition, results of operations, capital and legal requirements and such other factors as the board of directors deems relevant.

The Company’s common stock will likely be considered to be “penny stock.”

If a market develops for the common stock of Okmin, it is likely that the Company’s common stock will be considered to be a “penny stock” because it will meet one or more of the definitions in Rules 15g-2 through 15g-6 promulgated under Section 15(g) of the Securities Exchange Act of 1934, as amended. These include but are not limited to, the following: (i) the stock trades at a price less than $5.00 per share; (ii) it is not traded on a “recognized” national exchange; (iii) it is not quoted on The NASDAQ Stock Market, or even if quoted, has a price less than $5.00 per share; or (iv) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years. The principal result or effect of being designated a “penny stock” is that securities broker-dealers cannot recommend the stock but must trade it on an unsolicited basis.

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The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, which specifies information about penny stocks and the nature and significance of risks of the penny stock market. A broker-dealer must also provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer, and sales person in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that becomes subject to those penny stock rules. If a trading market for our common stock develops, our common stock will probably become subject to the penny stock rules, shareholders may have difficulty in selling their shares and could lose all of their investment.

Item 2.	Financial Information

Results of Operations

In the fiscal year ended June 30, 2021 the Company recorded revenues from oil and gas sales of $4,881 and $13,133 in the three months ending September 30, 2021. Operating expenses from inception through to the end of the fiscal year ended June 30, 2021 were $76,451 and $7,605 for the three months ending September 30, 2021. Of the $76,451 in operating expenses through the year ended June 30, 2021, $70,500 comprised of non-cash expenses predominantly in connection with the engagement of outside consultants and also including a $5,000 expense relating to the organization of the Company by its founder. The company issued stock in lieu of consulting, geological and professional services, in an effort to conserve its limited cash resources during the earlier stages of the Company’s development.

Additional operating expenses comprised of cost of revenue (production and excise taxes) of $352 through to the end of the fiscal year ended June 30, 2021 and $943 for the three months ending September 30, 2021. The remaining cash operating expenses of $5,951 through to the end of the fiscal year ended June 30, 2021 were general and administrative costs, such as: rent, travel, office expenses and professional fees. General and administrative costs of $7,605 for the three months ending September 30, 2021 were predominantly professional fees, of this amount $2,000 was a non-cash expense.

The Company’s net loss from its inception in December 2020 through to the end of the fiscal year ended June 30, 2021 was $71,921 and a net gain of $4,585 in the most recent quarter for the three months ending September 30, 2021, reflecting the commencement of limited production at the Company’s Oklahoma operations.

Liquidity and Capital Resources

At June 30, 2021, the Company had assets of $400,668 and liabilities of $13,089. As of the same date we had working capital of $287,483 and cash or cash equivalents of $275,572.

At the end of the first quarter of the Company’s current fiscal year, the Company had assets of $642,664, liabilities of $5,000, working capital of $473,939 and cash or cash equivalents of $470,239.

Since inception, the Company has raised capital through the sale of common stock and convertible debt. In October 2021, the Company completed the raising of $500,000 in a private placement of its common stock at $0.025 per share.

From inception through to the end of the first quarter of the Company’s current fiscal year, September 30, 2021, we have an accumulated deficit of $67,336. The cash used in operations was provided primarily by capital contributions from early investors and also from the proceeds of our Private Placement.

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In an effort to conserve its limited resources during the earlier stages of the Company’s development, the company has issued stock in lieu of consulting, geological and professional services. Of the $76,451 in operating expenses through the year ended June 30, 2021, $70,500 comprised of non-cash expenses.

In the 2022 fiscal year we anticipate cash needs of a minimum of $500,000, of which we attribute approximately $220,000 to maintain general corporate overhead and $280,000 for continued work on our existing lease properties including but not limited to workovers and re-activations of existing non-producing wells. We plan to obtain that capital by issuing equity securities, which may consist of either capital stock or convertible debt.

In November 2021, the Company entered into a convertible note agreement pursuant to which it raised an additional $231,000 in financing. The note has a 10% annual interest rate, with repayments commencing as of May 2022 and any open balance is convertible at the Lender’s discretion into shares of the Company’s common stock at $0.03 per share with warrant coverage at the same price on the basis of one warrant per every three shares issued under the note.

Item 3.	Properties

Okmin’s principal office is located at 16501 Ventura Blvd, Suite 400, Encino CA, 91436.  The Company has a month to month arrangement for corporate offices at a cost of approximately $100 per month, with meeting space available to it on demand on a pay per use basis. Outside of this, the Company also utilizes office space provided to it by associates at no charge and if necessary plans to lease additional office space to house its executive offices as its activities advance.

At this time, Okmin does not anticipate purchasing any real estate, nor, does it anticipate purchasing any real property for its office.

Oil and Gas Properties

Oklahoma

In February 2021 Okmin entered into a Joint Venture Agreement and Operating Agreement committing $100,000 in the initial phase to acquire working interests in ten oil and gas leases located in Okmulgee and Muskogee Counties   in Oklahoma. Under the Operating Agreement, Okmin’s Joint Venture partner, Blackrock Energy LLC (“Blackrock”) is the Operator of the project, handling the day-to-day operations on the ground.

Pursuant to the Joint Venture Agreement, the Company has acquired working interests (“WI”) in the following leases:

50% Working Interests

•	Chain Lease – 160 Acres in Okmulgee County
This lease has two oil wells on site that are currently idle. Additionally, there are pump jacks, oil and water tanks and other equipment. The lease has been proven capable of continuing to produce oil, though water disposal has been a challenge at this lease, so we continue to investigate readying and utilizing a water disposal well on site. Once this is resolved the plan is to start pumping oil again and evaluate the lease for additional work.

•	Burke Lease – 40 Acres in Okmulgee County
This lease has three oil wells on site that until recently have been in production, but they have temporarily been shut in while needed repairs are made to the flow line. Additionally, there are pump jacks, an oil tank and other equipment onsite.

•	Preston Lease – 80 Acres in Okmulgee County

This lease has three oil wells on site that were until recently in production. They have temporarily been shut in while needed repairs are made to the flow line, which is the same flow line as the Burke Lease. Additionally, there are pump jacks, an oil tank and other equipment. We are planning to apply for a permit on a water disposal well, with the aim of eventually eliminating water hauling costs.

•	Goldner Lease – 160 Acres in Okmulgee County
This lease has two oil wells on site that are in production. Additionally, there are pump jacks, oil and water tanks and other equipment on site. We are planning to further treat the wells to stimulate optimal performance.

8

•	Peavler Lease – 80 Acres in Okmulgee County
This lease has seven oil wells on site that were in production until recently. The wells have been temporarily shut off during the current cold winter conditions, allowing some time to build up some oil in the wellbores in an effort to better reestablish stable production. There are pump jacks, oil and water tanks and other equipment on site. Some ongoing maintenance is planned.

•	Anthony Lease – 70 Acres in Muskogee County
This lease has three oil wells on site and is partially in production. Two of the wells are currently producing oil. Additionally, there are pump jacks and oil and water tanks. Some ongoing maintenance is planned to bring all wells active. The third well has been down for an extended period as replacement parts are being fabricated for the older pump jack.

•	Calley Lease – 40 Acres in Okmulgee County
This lease has an oil and gas well on site that is currently idle. Additionally, there is a pump jack and oil tank on site. The lease requires further evaluation.

•	Abbey Lease – 40 Acres in Okmulgee County
This lease has two oil and gas wells on site that are currently idle. Additionally, there is a pump jack and oil tank on site. There are some ongoing maintenance issues with the functionality of the pump jack and other equipment on the wells which require sourcing parts and what appears to be minimal upgrading. On completion of this, the plan is to bring the wells active. Additionally, stimulation treatments may be necessary here to achieve the desired outcomes.

•	Duffy Lease – 40 Acres in Okmulgee County
This lease has three oil and gas wells on site with two currently idle. Additionally, there are pump jacks and oil and water tanks. Further maintenance and repair work is planned on the lease, including work to meet a requirement that we trench and bury all flow lines and electrical lines.

25% Working Interest

•	Hollingsworth Lease – 80 Acres in Okmulgee County
This lease has an oil well on site that is currently idle. Additionally, there is a pump jack and oil and water tanks on site. The lease requires further evaluation.

The Company, through its joint venture partner Blackrock has been reworking and rehabilitating these leases and has had nominal oil and gas production since April 2021. Production, which is predominantly oil, has come from the following leases: Peavler, Preston, Burke, and more recently Goldner and Anthony. A small amount of natural gas has been sold from Duffy. The Chain, Hollingsworth, Calley and Abbey leases are yet to produce any revenue for us. Since inception through to the end of the Company’s first fiscal quarter on September 30, 2021, the Company’s share of revenues from oil and gas sales at these leases totaled $18,014. Work continues on the properties to bring more wells into production mode and to continue efforts to optimize production. Oil from the Joint Venture is hauled and sold to a locally licensed First Purchaser in Oklahoma with over 40 years of oilfield experience. Natural gas is sold via pipeline to a local subsidiary of Enerfin Resources, a privately held midstream natural gas and crude company based in Houston, Texas, that was founded in 1986. The land owner royalties on these leases derived from gross revenue production varies from 12.5% to 23.5%. State production tax on oil sales is 7%.

Our existing wells on these leases encompass various oil and gas zones, generally ranging from 600 feet depth to approximately 2200 feet. The majority of our wells are drilled down to either the Sonora or the Booch Sands formations. The Sonora at 600 feet and the Booch Sands at 1000 feet. On the Chain, Anthony, Cally, Abby and Duffy leases most of the wells are drilled to the Dutcher zone, which ranges from 1400 to 2000 feet. Cally and Abby both have wells in the Cromwell zone, which extends to a depth of 2200 feet.

Kansas

In July 2021, the Company through its wholly owned Kansas subsidiary, Okmin Operations, LLC entered into an agreement to acquire a 72.5% Net Revenue Interest in the Vitt Lease located in Neosho County, Kansas. Okmin Operations, LLC acquired the lease with a cash payment of $25,000 together with a commitment to make additional expenditures, initially of at least $50,000 to rework the wells on the lease. The lease covers 160 acres and includes eleven existing oil and gas wells and four water injection wells.

9

The Company has entered into an operating agreement covering the Vitt Lease with Petron Oil and Gas LLC (“Petron”), pursuant to which Petron will handle the reworking of the existing wells and other day to day operations at the lease. Under the operating agreement, the company has initially committed to expenditures of $50,000 to commence initial re-work operations. Under the agreement, J &S McCoy Enterprises and Earnest Ashlock, who is the principal of Petron, together will retain a 15% Net Revenue Interest in the Vitt Lease. The Company has agreed to provide sufficient capital to rework the existing wells and to cover operator costs and expenses, which we currently estimate at approximately $80,000. Upon completion of the initial work program the parties will contribute capital costs in accordance with their percentage working interest, of which Okmin’s working interest is 85.8571428571%. The remaining 12.5% Net Revenue Interest of the lease reverts back to the landowners.

This lease currently has fifteen wells on site, twelve oil wells and three injection wells. These are shallow wells drilled down to the Bartlesville zone at a depth of 525 feet. Following initial rework activities, nine of the oil wells are ready to become active. One additional well that was recently fracked requires new piping to bring it online. Current winter weather conditions are limiting the ability to activate the wells, but production is expected to begin as the weather improves. We anticipate treating seven of these wells to further enhance their production. Two of the injection wells onsite will require to be acidized. Two remaining oil wells require further evaluation.  The Vitt lease is equipped with pump jacks, oil and water tanks and other equipment. To date, since we acquired the lease no oil or gas has been sold from it, though as weather conditions improve, we expect to make the inaugural deliveries of oil.

The Company’s lease holdings are all within the Cherokee Platform, a geological feature covering an area of northeastern Oklahoma and southeastern Kansas in the mid-continent region of the United States. The Cherokee Platform has been an established oil producing region for the last century. The Company has also been exploring acquisition opportunities in the neighboring areas to potentially expand its foothold and activities in Kansas, though at this stage no definitive agreements have been reached and there is no guarantee that such acquisitions will be consummated.

West Sheppard Pool Field in North East Oklahoma

On August 31, 2021, the Company entered into an option agreement with Blackrock to acquire a 50% working interest in the West Sheppard Pool Field, a 1,930 acre series of leases located in Okmulgee County, Oklahoma. Blackrock had originally entered into a separate option agreement to acquire a 100% working interest from a third party. The Field has historically been focused on natural gas production. The 24 existing wells on the leases range from 850 feet to 1950 feet in depth with gas production from several zones as their main objective. There are several zones that are believed to exist or have been encountered have not been tested as to oil and gas production.

On November 29, 2021, the Company exercised its option and entered into a definitive joint venture and operating agreement with Blackrock to acquire a 50% working interest in the West Sheppard Pool Field at a cost of $150,000 in cash of which a $5,000 non-refundable deposit had already been made. Blackrock retains the remaining 50% working interest. The Company will further need to expend an unspecified additional amount of capital toward reworking the field as it reasonably determines. At this stage the Company anticipates such expenditure to be up to $100,000, though there can be no guarantee that such amount will be sufficient or what results it will achieve. Under the terms of the Joint Venture agreement, after deducting operating costs including a flat sum of $500 per month to Blackrock as operator, the Company shall receive all net income from revenues of the project until it has recouped $75,000, thereafter, the parties shall equally split the income.

Upon acquiring the leases, the operator has begun to assess the inventory of wells and equipment on site. We anticipate initially acquiring up to $20,000 of additional equipment in order to improve the flow lines, water congestion issues and electronic metering. After initially repairing some valves on site, there has been minimal gas flow between 25 to 50 MCFD, though additional work will be required as soon as weather conditions allow for it. The plan is to open up as many connected wells as we can and purge the water in the flow lines. The next phase will involve trenching for and laying up to 3 miles of 2" flow line with associated valve requirements.

Pushmataha County – South East Oklahoma

On December 29, 2021, the Company exercised its option and entered into a definitive joint venture and operating agreement with Blackrock to acquire a 50% working interest in the Pushmataha Gas Field, comprising 6 leases covering an area of 3,840 acres located in Pushmataha County, Oklahoma. Blackrock has previously entered into a separate option to acquire a 100% working interest from a third party. Blackrock retains the remaining 50% working interest. In connection with the acquisition, the Company expended $250,000 in cash of which a $5,000 non-refundable deposit had already been made.

Under the terms of the Joint Venture agreement, after deducting operating costs including a flat sum of $1000 per month to Blackrock as operator, the Company shall receive all net income from revenues of the project until it has recouped $125,000, thereafter, the parties shall equally split the income.

The Pushmataha Gas Field has 7 existing gas wells ranging in depth from 10,000-12,300 feet. The wells were temporarily inactive since 2019 due to line leaks and lower gas prices, though in April 2021 these wells were put back online and have produced between 100-300 MCFD. The wells have all been shut in at the present time, as the operator awaits repairs to a gas leak by the pipeline owner to the pipeline gathering system. During the downtime, the operator is working with one of the landowners to clarify some potentially outstanding royalty payments which may be owed by the prior project owner in connection with three of the wells on site. As the operator develops its plan to resume and improve production on the leases, the Company has committed to further expend an unspecified additional amount of capital toward reworking the field as it reasonably determines. At this stage the Company anticipates such expenditure to be up to $100,000, though there can be no guarantee that such amount will be sufficient or what results it will achieve. The operator believes with additional reworking and recompletion efforts it can further optimize the production potential of this field. Newer modern day technologies could also have an important impact on the economics for this asset.

Plan of Operations

In October 2021, the Company completed its Private Placement of 20,000,000 shares of common stock for proceeds of $500,000.00. In November 2021, the Company entered into a convertible note agreement pursuant to which it raised an additional $231,000 in financing. In the 2022 fiscal year we anticipate cash needs of a minimum of $500,000, of which we attribute approximately $220,000 to maintain general corporate overhead and $280,000 for continued work on our existing lease properties including but not limited to workovers and re-activations of existing non-producing wells. With the completion of these financings, the Company believes it has sufficient funding available to meet its contractually required obligations and anticipated corporate overhead expenses for the remainder of fiscal 2022. However, management will look to raise additional funds to increase its oil and gas production on its existing properties, and potentially to acquire additional complementary properties in the region of its current projects. We plan to obtain that capital by issuing equity securities, which may consist of either capital stock or convertible debt.

The breakdown of the anticipated expenditures in fiscal 2022 is:

•	$220,000 for general corporate overhead;
•	$50,000 for the 10 Oklahoma leases;
•	$100,000 for the West Sheppard Pool;
•	$25,000 for the Kansas project;
•	$100,000 for the Pushmataha Field.

To date, fiscal 2022 work has focused on reactivating wells on the original 10 Oklahoma leases and necessary maintenance and repairs on existing equipment on those leases and West Sheppard. Work has been slowed by the cold winter weather, but is expected to accelerate in Spring. The treatments and reworking of existing wells on the Kansas and Pushmataha projects are also anticipated to begin with the return of warmer weather in the Spring.

Item 4.	Security Ownership of Certain Beneficial Owners and Management

Disclosure of all shares owned by officers, directors, and greater than 5% holders

The following table sets forth information known to us with respect to the beneficial ownership of each class of our voting stock as of the date of this registration statement by the following:

●	each shareholder known by us to own beneficially more than 5% of our common stock,

●	Jonathan Herzog, our President and Chief Executive Officer,

●	each of our directors, and

●	all directors and executive officers as a group.

There are 95,150,000 shares of our common stock and 5,000,000 shares of Series A Preferred Stock issued and outstanding on the date of this registration statement. The Company does not have any other class of stock outstanding. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below have sole voting power and investment power with respect to their shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission.

Shareholdings of all Officers and Directors and greater than 5% holders

As of November 30, 2021

	Common Stock			Series A Preferred Stock(1)		Percentage of
Name of Beneficial Owner	Shares		% of Class	Shares	% of Class	Voting Power(1)
Jonathan Herzog	30,000,000		31.5%	5,000,000	100%	55.6%
Thomas Lapinski	20,200,000	(2)	21.2%	—	—	13.9%
Aharonoff Family Trust	12,500,000	(3)	13.1%	—	—	8.6%
All officers and directors as a group (2 persons)	50,200,000		52.7%	5,000,000	100%	69.5%

(1)	On a fully diluted basis, assuming a total of 145,150,000 shares outstanding upon conversion of all the currently outstanding shares of Series A Preferred Stock.
(2)	Includes 200,000 shares beneficially owned by Judy Lapinski, the spouse of Thomas Lapinski.

(3)	Voting and investment power of the Aharonoff Family Trust is held by Daniel and Vardit Aharonoff.

Item 5.	Directors and Executive Officers

The executive officers and directors of the Company are:

Name	Age	Position with the Company	Director since

Thomas Lapinski	77	Executive Chairman, Director	2020
Jonathan Herzog	50	President, Chief Executive Officer, Chief Financial Officer, Secretary	2020

Thomas Lapinski – Mr. Lapinski was a founder and Chief Executive Officer of Torchlight Energy, Inc from 2010 through 2015. From 2002 to the present, he has engaged in consulting work on evaluating exploration, acquisition and re-development opportunities in the Rocky Mountain Region, Texas Gulf Coast, Mid-Continent, the Middle East, and South America. From September 1996 to June 2002, Mr. Lapinski served as President of Stephens Energy International. Prior to that, he spent over 30 years in senior positions with Amoco Corporation. His expertise is in project evaluations, operations management and strategic planning with experience throughout the Rocky Mountain region, Alaska, U.S. mid-continent, the U.S. Gulf Coast and international arenas. With Amoco, he has held numerous positions, including Division Geophysicist for Rocky Mountain Area, Regional Geophysicist for Africa and the Middle East, Exploration Manager for North and West Africa, President-Amoco Morocco, President-Amoco Turkey, General Manager-Amoco Kenya, Exploration Manager Gulf Coast, Regional Exploration Manager for Southern and Eastern U.S. and Manager for Resource and Business Development in Southern Rocky Mountain Area. He also spent time on a special project for the Chairman of Amoco on key strategic planning issues where he was responsible for long-term monetization of Amoco’s North American asset base. Mr. Lapinski received a degree in Geophysical Engineering from the Colorado School of Mines in 1966.

We appointed Mr. Lapinski a member of the Board of Directors based on his knowledge and experience in the oil and gas industry. His ability to identify and evaluate opportunities is an important part of our continued success.

Jonathan D. Herzog - Mr. Herzog has been the President and Chief Executive Officer of Okmin Resources, Inc since its inception in December 2020. He has over 25 years of corporate and senior management experience. During the past five years Mr. Herzog has served as an executive officer and director of Chabad of the Valley, a non-profit umbrella organization in Los Angeles, which oversees multiple community centers   and many charitable and social service programs. Additionally during this time, Mr. Herzog has been self-employed as a corporate and investor relations consultant for both private and public companies. From 2015 to 2016 Mr. Herzog served as President and a board member of Intelligent Buying, Inc. From 1995 to 1999 Mr. Herzog was a licensed Securities Dealer and Designated Trading Representative at Bell Securities Limited (now known as Bell Potter Securities), a member firm of the Australian Stock Exchange. In 2002, Herzog relocated to the United States and served as the President of Avenue Energy, Inc., achieving the transition from newly formed oil and gas exploration company to an oil producer in 2003. Mr. Herzog also served as a Director on the Board of various other companies including: Avenue Group and its subsidiary companies, Bickhams Media and VideoDome Networks, which were acquired by ROO Group, Inc in 2004. Mr. Herzog was a Fellow of the Australian Institute of Company Directors from 1993 to 2011. He holds a Bachelors Degree in Economics from Monash University in Melbourne, Australia.

Directors hold office until the next annual meeting of the Company’s stockholders and the election and qualification of their successors. Officers hold office at the pleasure of the Board, and are subject to removal at any time by the Board.

Item 6.	Executive Compensation

With the exception of the Company’s President and Chief Executive Officer Jonathan Herzog, as detailed below, Okmin has not paid compensation to its executive officers.

In connection with the formation of the Company, 5,000,000 shares of the Company’s Series A preferred stock were designated and later subsequently issued to the Company’s founder Mr. Herzog at a deemed value of $0.001 per share with no cash consideration in lieu of work performed in organizing the Corporation. Each share of Series A Preferred Stock has voting rights of ten votes per share, though is not entitled to receive dividends. Additionally, each share of Series A preferred shares may be converted at $0.01 per preferred share into ten shares of common stock for each share of Series A Preferred Stock.

From inception through October 2021, the Company paid no cash compensation to any Officer or Director for their service. Commencing as of November 1, 2021, the Company has agreed to compensate Mr. Herzog with $6750 per month in cash compensation, together with a further $6,750 monthly to be accrued and deferred until management determines that the Company is in a position to do so. Such accrued amounts may be paid in cash, or may also be paid through the issuance of common or preferred stock in lieu of cash payments.

Item 7.	Certain Relationships and Related Transactions, and Director Independence

Except as set forth above, there have been no transactions since the Company’s inception, or any currently proposed transaction, in which the Company was or is to be a participant and in which any related person had or will have a direct or indirect material interest.

There are no family relationships between any of the directors or officers of the Company.

Director Independence

The Board of Directors has determined that there are currently no “independent” Directors as defined in the rules of the New York Stock Exchange, NASDAQ, and the Securities and Exchange Commission. The Company intends that its initial trading will begin in the Over-The-Counter Market which has no Director Independence requirements.

Item 8.	Legal Proceedings

No proceedings are pending to which the Company or any of its property is subject, nor to the knowledge of the Company, are any such legal proceedings threatened against the Company.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

There are 95,150,000 shares of our common stock and 5,000,000 shares of Series A Preferred Stock issued and outstanding on the date of this registration statement. The Company does not have any other class of stock outstanding.

(a) Market for the Common Stock

There is no current market for the Company’s common stock, nor has there been any price quoted publicly for the common stock within the past three years. There is not currently, and there has never been, any public market for our common stock. Our common stock is not currently eligible for trading on any national securities exchange, NASDAQ or any over-the-counter market, including an OTC Market Group quotation system such as the OTCQB, and we cannot assure you that our common stock will become eligible for trading. Soon after the effective date of this registration statement, we intend to arrange for the submission of a Form 15c2-11 to FINRA which would permit broker-dealers to post quotations for our stock in the Over-The-Counter marketplace. We intend to initially apply to have our common stock quoted in the OTC Pink Market of the OTC Market Group. However, no assurance can be given that our common stock will be quoted on the OTC Pink Market or any other quotation service.

13

Under Rule 144, an affiliate stockholder who has owned the shares for at least six months may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock. Non-affiliate stockholders are not subject to volume limitations. Sales under Rule 144 may have an adverse effect on the market price of the security. At the present time, the Company’s common stock is not eligible for sale under Rule 144, nor will it become eligible until the effective date of this registration statement, at which time the common shares that have been outstanding for greater than 6 months outstanding will have satisfied the holding period requisite for resale under Rule 144.

The Company has not granted registration rights to any shareholder nor to the holder of any derivative security.

(b) Derivative Securities

In connection with the formation of the Company, 5,000,000 shares of the Company’s Series A preferred stock were designated and later subsequently issued to the Company’s founder Mr. Herzog at a deemed value of $0.001 per share with no cash consideration in lieu of work performed in organizing the Corporation. Each share of Series A Preferred Stock has voting rights of ten votes per share, though is not entitled to receive dividends. Additionally, each share of Series A preferred shares may be converted at $0.01 per preferred share into ten shares of common stock for each share of Series A Preferred Stock.

In November 2021, the Company entered into a convertible note agreement pursuant to which it raised an additional $231,000 in financing. The note has a 10% annual interest rate, with repayments commencing as of May 2022 and any open balance is convertible at the Lender’s discretion into shares of the Company’s common stock at $0.03 per share with warrant coverage at the same price on the basis of one warrant per every three shares issued under the note.

Aside from this, there are no outstanding securities that are convertible into the Company’s common stock or that provide the holder a right to purchase shares of the Company’s common stock or any other security issued by the Company.

(c) Shareholders of Record

As of the date of this registration statement, there were 64 holders of record of the Company’s common stock and 1 holder of record of the Company’s Series A preferred stock.

(d) Dividends

The Company has never paid or declared any cash dividends on its Common Stock and does not plan to do so in the foreseeable future. The Company intends to retain any future earnings for the operation and expansion of the business. Any decision as to future payment of dividends will depend on the available earnings, the capital requirements of the Company, its general financial condition and other factors deemed pertinent by the Board of Directors.

(e) Securities Authorized for Issuance Under Equity Compensation Plans

The Board of Directors of Okmin has not adopted any equity compensation plan for the Company.

14

Item 10.	Recent Sales of Unregistered Securities

Since its inception, the Company issued securities without registration as follows:

Sales to Affiliates

Purchaser	Date	Shares	Cash Purchase Price
Jonathan Herzog	12/24/20	30,000,000 shares common stock	$0.0001 per share
Thomas Lapinski	1/6/21	20,000,000 shares common stock	$0.0001 per share
Judy Lapinski	9/12/21	200,000 shares common stock	$0.025 per share

In connection with the formation of the Company, 5,000,000 shares of the Company’s Series A preferred stock were designated and later subsequently issued to the Company’s founder Mr. Herzog at a deemed value of $0.001 per share with no cash consideration in lieu of work performed in organizing the Corporation. Each share of Series A Preferred Stock has voting rights of ten votes per share, though is not entitled to receive dividends. Additionally, each share of Series A preferred shares may be converted at $0.01 per preferred share into ten shares of common stock for each share of Series A Preferred Stock.

These securities were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder.

Sales to Non-Affiliates

The Company sold shares of common stock to the following individuals. The shares were sold without registration pursuant to Section 4(2) of the Securities Act, as the offering was made privately to individuals without public solicitation. All investors purchased shares for their own account. All purchasers were provided information about the Company which was necessary to allow the investors to make an informed investment decision. The Company has been informed that all purchasers are able to bear the economic risk of this investment and are aware that the securities were not registered under the Securities Act, and cannot be re-offered or re-sold unless they are registered or are qualified for sale pursuant to an exemption from registration. There was no underwriter of any of the securities issued.

Purchaser	Date	Shares	Cash Purchase Price

Aharonoff Family Trust	1/7/2021	12,500,000	$0.008
Dov Paneth	2/3/2021	3,200,000	$0.0125
Roy Mansano	2/18/2021	3,000,000	$0.0125
Yosef Y Burston	3/8/2021	1,000,000	$0.025
Leib Lerner	4/16/2021	500,000	$0.025
Judy Nieuwenhuis	4/27/2021	200,000	$0.025
Todd Lapinski	5/4/2021	200,000	$0.025
Kelly McAughan	5/4/2021	200,000	$0.025
Mary T. Walsh, Trust	5/5/2021	600,000	$0.025
Fred D. Holford	5/7/2021	240,000	$0.025
Isaac Maman	5/11/2021	1,000,000	$0.025
Roelof Nieuwenhuis	5/24/2021	200,000	$0.025
Judy Nieuwenhuis as custodian for Kyra Opal Jones	5/24/2021	200,000	$0.025

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Lenny Reinhard	5/24/2021	400,000	$0.025
Kathy Reinhard	5/24/2021	400,000	$0.025
Chace Reinhard	5/24/2021	400,000	$0.025
W Group Realty Inc	5/24/2021	1,000,000	$0.025
Yochanan Manssouri Mozaffar	5/26/2021	200,000	$0.025
Eli Gordon	6/1/2021	500,000	$0.025
Dina Gordon	6/1/2021	500,000	$0.025
Jerry Waggoner	6/25/2021	200,000	$0.025
R. Steve Dement/Lynda G. Dement	6/28/2021	320,000	$0.025
Jonathan Jones	6/28/2021	200,000	$0.025
Joseph Neal Breckner Profit Sharing Plan	7/1/2021	800,000	$0.025
Jeffrey V. Chase	7/7/2021	200,000	$0.025
Christine G. Chase	7/7/2021	200,000	$0.025
David C Erickson	7/7/2021	200,000	$0.025
John Michael Hess	7/13/2021	200,000	$0.025
Cindy Lou Hess	7/13/2021	200,000	$0.025
John Matthew Hess	7/13/2021	200,000	$0.025
Travis Edward Parker	7/14/2021	200,000	$0.025
Patricia Lou Parker	7/14/2021	200,000	$0.025
Thomas Kirschler	7/14/2021	200,000	$0.025
Roxanne Kirschler	7/14/2021	200,000	$0.025
Justin Kraft	7/29/2021	200,000	$0.025
Jamie Kay Mcintyre, John Robert Mcintyre	8/3/2021	200,000	$0.025
Samuel T. Winowiecki, Sandra Winowiecki	8/3/2021	200,000	$0.025
Cynthia A. Macdonald	8/3/2021	200,000	$0.025
James C. Roberts	8/3/2021	200,000	$0.025
Tawny Reinhard	8/3/2021	200,000	$0.025
Lois J. Tate	8/3/2021	200,000	$0.025
Howard Elyashar	8/3/2021	880,000	$0.025
Nima Pedram	8/3/2021	880,000	$0.025
Patricia L. Snellen	8/6/2021	200,000	$0.025
James M. Irvine	8/6/2021	200,000	$0.025
Mark Rice	8/9/2021	200,000	$0.025
Menachem Mendel Shwartz	8/12/2021	200,000	$0.025
Connie R. Pontarelli	8/25/2021	200,000	$0.025
Daniel Fishman	8/27/2021	1,000,000	$0.025

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Judy Lapinski IRA	9/12/2021	200,000	$0.025
BVH Holdings LLC	9/20/2021	1,000,000	$0.025
Andrew Wiess	9/20/2021	580,000	$0.025
Steven Kelley	9/30/2021	800,000	$0.025
Eliyahu Posner	10/4/2021	400,000	$0.025
Tudor Capital, LLC	10/4/2021	400,000	$0.025
Mordecai Einbinder	10/6/2021	200,000	$0.025

The Company has also issued the following shares of common stock for payment of services in lieu of cash:

On January 25, 2021, the board of directors approved the issuance of 4,000,000 shares of common stock issued to Shmuel Naparstek, a corporate and investor relations consultant in consideration of a one year consulting services agreement.

On January 25, 2021, the board of directors approved the issuance of 1,000,000 shares of common stock in lieu of cash payments to Steven Taylor in consideration of a one year consulting services agreement for services in connection with the Company’s filing preparation, compliance matters and business activities.

On April 1, 2021, the board of directors approved the issuance of 60,000 shares of common stock to Jessica Abaian in lieu of a cash payments of $1,500 in connection with secretarial and investor relations services.

On May 5, 2021, the board of directors approved the issuance of 60,000 shares of common stock in lieu of a cash payment of $1,500 to Dwight Ingram in consideration of his services to the Company as its Consulting Geologist.

On September 30, 2021, the Company issued 80,000 shares of its common stock to Judith Rubinstein in exchange for accounting services.

On November 22, 2021, the Company issued 1,250,000 shares of its common stock to an unaffiliated private third party pursuant to the terms of a convertible promissory note at a deemed value of $.025 per share.

The issuance of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connect with any distribution thereof, and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

Item 11.	Description of Registrant’s Securities to be Registered

Our authorized capital stock consists of 800,000,000 shares. Those shares consist of 750,000,000 shares of common stock, par value of $0.0001 per share, and 50,000,000 shares of preferred stock, par value of $0.0001 per share, of which 5,000,000 shares have been designated as Series A Preferred Stock. The only equity securities currently outstanding are 95,150,000 shares of common stock and 5,000,000 shares of Series A Preferred Stock.

The following description summarizes the material terms of our capital stock. This summary is, however, subject to the provisions of our certificate of incorporation and bylaws. For greater detail about our capital stock, please refer to our certificate of incorporation and bylaws.

Common Stock

We are authorized to issue up to 750,000,000 shares of common stock, $0.0001 par value per share. Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available. Holders of our common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. There is no cumulative voting in the election of directors. Holders of our common stock do not have any conversion, redemption or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding.

17

Series A Preferred Stock

The Board of Directors has designated 5,000,000 shares of the preferred stock as Series A Preferred Stock. Jonathan Herzog, the Company’s President and Chief Executive Officer owns all of the Series A Preferred Stock.

At any shareholders meeting or in connection with the giving of shareholder consents, the holder of each share of Series A Preferred Stock is entitled to voting rights of ten votes per share. Accordingly, by reason of his ownership of Series A Preferred Stock, Mr. Herzog exercises control of over 51% of the aggregate voting power in the Company.

The holder of Series A Preferred Stock shall not be entitled to receive dividends when and if they are declared by the Board of Directors. The Series A Preferred Stock upon liquidation, winding-up or dissolution of the Corporation, ranks on a parity, in all respects, with all the Common Stock.

Item 12.	Indemnification of Directors and Officers

Nevada law and the Company’s Certificate of Incorporation and Bylaws provides that the Company’s officers and directors will not be liable to the Company or its stockholders for monetary damages for all but certain types of conduct as officers and directors. Okmin’s Certificate of Incorporation requires the Company to indemnify officers and directors of the Company against all damages incurred in connection with the Company’s business to the fullest extent provided or allowed by law. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and therefore may be unenforceable, dependent upon the final adjudication of such issue.

Item 13.	Financial Statements and Supplementary Data

See Index to Financial Statements on page F-1.

Item 14.	Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

Not Applicable

18

Item 15.	Financial Statements and Exhibits

(a) Financial Statements

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of June 30, 2021 (audited)
Consolidated Statements of Operations for the year ended June 30, 2021 (audited)
Consolidated Statements of Stockholders’ Equity for the year ended June 30, 2021 (audited)
Consolidated Statements of Cash Flows for the year ended June 30, 2021 (audited)
Notes to Consolidated Financial Statements (audited)

Consolidated Balance Sheets as of September 30, 2021 (unaudited)
Consolidated Statements of Operations for the three months ended September 30, 2021 (unaudited)
Consolidated Statements of Stockholders’ Equity for the three months ended September 30, 2021 (unaudited)
Consolidated Statements of Cash Flows for the three months ended September 30, 2021 (unaudited)
Notes to Consolidated Financial Statements (unaudited)

(b) Exhibits

Exhibit		Incorporated by Reference			Filed or Furnished
No.	Exhibit Description	Form	Date	Number	Herewith
3.1	Certificate of Incorporation				*
3.2	Articles of Incorporation - Bylaws				*
4.1	Certificate of Designation – Preferred Stock				*
10.1	Joint Venture Agreement between Blackrock Energy, LLC and Okmin Resources, Inc.				*
10.2	Agreement Vitt Lease				*
10.3	Joint Venture Agreement – West Sheppard Pool Field between Blackrock Energy, LLC and Okmin Energy LLC				*
10.4	Convertible Note and Security Agreement				*
10.5	Pushmataha Joint-Venture Agreement				*

* Previously filed.

19

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 22, 2022	OKMIN RESOURCES, INC.

	By:	/s/ Jonathan Herzog
	Name:	Jonathan Herzog
	Title:	President, Chief Executive Officer, Chief Financial Officer, Secretary

20

OKMIN RESOURCES INC AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Okmin Resources, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Okmin Resources, Inc. (the "Company") as of June 30, 2021, the related statement of operations, stockholders' equity (deficit), and cash flows for the period December 18, 2020 (Inception) through June 30, 2021 and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2021, and the results of its operations and its cash flows for the period December 18, 2020 (Inception) through June 30, 2021, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s significant operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S BF Borgers CPA PC

BF Borgers CPA PC

We have served as the Company's auditor since 2021

Lakewood, CO

December 28, 2021

F-2

OKMIN RESOURCES INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(AUDITED)

June 30,
2021
ASSETS
Current assets:
Cash and cash equivalents	$275,572
Prepaid expenses	25,000
Total current assets	300,572

Black Rock Joint Venture	100,000
Other assets and restricted cash	96

TOTAL ASSETS	$400,668

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,089
Total current liabilities	13,089

Total liabilities	13,089

Commitments and contingencies	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, 0 shares issued and outstanding at June 30, 2021	—
Common stock, $0.0001 par value, 750,000,000 shares authorized, 82,280,000 issued and outstanding at June 30, 2021	8,228
Additional paid-in capital	451,272
Accumulated deficit	(71,921)
Total stockholders’ equity	387,579

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$400,668

See accompanying notes to audited consolidated financial statements

F-3

OKMIN RESOURCES INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(AUDITED)

For the period December 18, 2020 (Inception) to
June 30, 2021
Revenue
Oil and gas sales	$4,881

Cost of revenue	352
Gross profit	4,530

Operating expenses:
General and administrative expense	76,451

Total operating expenses	76,451

Loss from operations	(71,921)

Net loss	$(71,921)

Net income (loss) per share
Basic	$0.00
Diluted	$0.00

Weighted average number of shares outstanding
Basic	69,434,742
Diluted	69,434,742

See accompanying notes to audited consolidated financial statements

F-4

OKMIN RESOURCES INC AND SUBSIDIARIES

STATEMENTS OF STOCKHOLDERS' EQUITY

For the period December 18, 2020 (Inception) to JUNE 30, 2021

(AUDITED)

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, December 18, 2020	—	$—	—	$—	$—	$—	$—
Shares issued for cash			77,160,000	7,716	386,284		394,000
Shares issued for services			5,120,000	512	64,988		65,500
Net loss For the period December 18, 2020 (Inception) to June 30, 2021						(71,921)	(71,921)
Balance, June 30, 2021	—	$—	82,280,000	$8,228	$451,272	$(71,921)	$387,579

See accompanying notes to audited consolidated financial statements

F-5

OKMIN RESOURCES INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

(AUDITED)

For the period December 18, 2020 (Inception) to
June 30, 2021
Cash Flows From Operating Activities
Net loss	$(71,921)
Adjustments to reconcile net loss to net cash from operations:
Prepaid Deposit Kluin Trust account	(25,000)
Security Deposit	(96)
Accounts payable and accrued liabilities	13,809
Net cash from operating activities	(83,928)

Cash Flows From Investing Activities
Blackrock Joint Venture	(100,000)
Net cash from investing activities	(100,000)

Cash Flows From Financing Activities
Additional Paid in Capital	451,272
Common Stock issued	8,228
Net cash from financing activities	459,500

Net change in cash	275,572
Cash - beginning of period	—
Cash - end of period	$275,572

See accompanying notes to audited consolidated financial statements

F-6

OKMIN RESOURCES INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AUDITED)

1. ORGANIZATION AND BUSINESS

Okmin Resources Inc. (collectively with its subsidiaries, “Okmin” or the “Company”) was organized near the end of 2020 to engage in the business of the acquisition, exploration and development of mineral rights and natural resource assets.

Initially, as an early stage company, Okmin has been focused on the acquisition and development of domestic oil and gas fields, investing in lower profile rework and recompletion opportunities with lower entry costs. The company's initial projects are located in Oklahoma and Kansas.

Subject to the Company being able to secure adequate additional financing, Okmin may also acquire the rights to and participate in drilling and/or other mining operations. The Company will evaluate exploration and mining opportunities and other strategic corporate opportunities as they become available from time to time.

On March 8, 2021, the Company commenced a private placement of up to 20,000,000 shares of common stock to raise net proceeds of approximately $500,000. As of June 30, 2021 proceeds of $211,500 have been raised. The net proceeds are being utilized to fund existing project operations, new acquisitions and for general corporate purposes.

The Company’s accounting year end is June 30.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Accounting principles followed and the methods of applying those principles, which materially affect the determination of financial position, results of operations and cash flows are summarized below.

The financial statements are presented on a consolidated basis and include all of the accounts of Okmin Resources, Inc. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and certain assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At June 30, 2021, the Company cash equivalents totaled $275,572.

Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are negative financial trends, specifically an operating loss for the fiscal year end.

The Company has not established significant sources of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

Oil and gas properties

The Company uses the full cost method of accounting for exploration and development activities as defined by the Securities and Exchange Commission (“SEC”). Under this method of accounting, the costs of unsuccessful, as well as successful, exploration and development activities are capitalized as properties and equipment. This includes any internal costs that are directly related to property acquisition, exploration and development activities but does not include any costs related to production, general corporate overhead or similar activities. Gain or loss on the sale or other disposition of oil and gas properties is not recognized, unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves.

F-7

OKMIN RESOURCES INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AUDITED)

Oil and gas properties include costs that are excluded from costs being depleted or amortized. Oil and natural gas property costs excluded represent investments in unevaluated properties and include non-producing leasehold, geological, and geophysical costs associated with leasehold or drilling interests and exploration drilling costs. The Company allocates a portion of its acquisition costs to unevaluated properties based on relative value. Costs are transferred to the full cost pool as the properties are evaluated over the life of the reservoir. Unevaluated properties are reviewed for impairment annually and are determined through an evaluation considering, among other factors, seismic data, requirements to relinquish acreage, drilling results, remaining time in the commitment period, remaining capital plan, and political, economic, and market conditions.

Gains and losses on the sale of oil and gas properties are not generally reflected in income unless the gain or loss would significantly alter the relationship between capitalized costs and proved reserves. Sales of less than 100% of the Company’s interest in the oil and gas property are treated as a reduction of the capital cost of the field, with no gain or loss recognized, as long as doing so does not significantly affect the unit-of-production depletion rate. Costs of retired equipment, net of salvage value, are usually charged to accumulated depreciation.

Depreciation, depletion, and amortization

The depreciable base for oil and natural gas properties includes the sum of all capitalized costs net of accumulated depreciation, depletion, and amortization (“DD&A”), estimated future development costs and asset retirement costs not included in oil and natural gas properties, less costs excluded from amortization. The depreciable base of oil and natural gas properties is amortized on a unit-of-production method.

Ceiling test

Future production volumes from oil and gas properties are a significant factor in determining the full cost ceiling limitation of capitalized costs. Under the full cost method of accounting, the Company is required to periodically perform a “ceiling test” that determines a limit on the book value of oil and gas properties. If the net capitalized cost of proved oil and gas properties, net of related deferred income taxes, plus the cost of unproved oil and gas properties, exceeds the present value of estimated future net cash flows discounted at 10 percent, net of related tax affects, plus the cost of unproved oil and gas properties, the excess is charged to expense and reflected as additional accumulated DD&A. The ceiling test calculation uses a commodity price assumption which is based on the unweighted arithmetic average of the price on the first day of each month for each month within the prior 12-month period and excludes future cash outflows related to estimated abandonment costs.

The determination of oil and gas reserves is a subjective process, and the accuracy of any reserve estimate depends on the quality of available data and the application of engineering and geological interpretation and judgment. Estimates of Economically recoverable reserves and future net cash flows depend on a number of variable factors and assumptions that are difficult to predict and may vary considerably from actual results. In particular, reserve estimates for wells with limited or no production history are less reliable than those based on actual production. Subsequent re-evaluation of reserves and cost estimates related to future development of proved oil and gas reserves could result in significant revisions to proved reserves. Other issues, such as changes in regulatory requirements, technological advances, and other factors which are difficult to predict could also affect estimates of proved reserves in the future.

Asset retirement obligations

The fair value of a liability for an asset’s retirement obligation (“ARO”) is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made, with the corresponding charge capitalized as part of the carrying amount of the related long-lived asset. The liability is accreted to its then-present value each subsequent period, and the capitalized cost is depleted over the useful life of the related asset. Abandonment costs incurred are recorded as a reduction of the ARO liability.

Inherent in the fair value calculation of an ARO are numerous assumptions and judgments including the ultimate settlement amounts, inflation factors, credit adjusted discount rates, timing of settlement, and changes in the legal, regulatory, environmental, and political environments. To the extent future revisions to these assumptions impact the fair value of the existing ARO liability, a corresponding adjustment is made to the oil and gas property balance. Settlements greater than or less than amounts accrued as ARO are recorded as a gain or loss upon settlement.

Revenue recognition

The Company recognizes oil and gas revenues when production is sold at a fixed or determinable price, persuasive evidence of an arrangement exists, delivery has occurred and title has transferred, and collectability is reasonably assured.

F-8

OKMIN RESOURCES INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AUDITED)

3. OIL AND GAS PROPERTIES

Blackrock Joint Venture - Oklahoma

In February 2021 Okmin entered into a Joint Venture Agreement and Operating Agreement with Blackrock Energy, LLC committing $100,000 to acquire working interests and commence an initial phase of rehabilitation work on a package of ten oil and gas leases located in Okmulgee and Muskogee Counties, part of the Glenn Pool oil region in Oklahoma. Under the Operating Agreement, Okmin’s Joint Venture partner is the Operator of the project.

Pursuant to the Joint Venture Agreement, the Company has acquired working interests (“WI”) in the following leases:

50% Working Interest

• Chain Lease – 160 Acres in Okmulgee County

• Burke Lease – 40 Acres in Okmulgee County

• Preston Lease – 80 Acres in Okmulgee County

• Goldner Lease – 160 Acres in Okmulgee County

• Peavler Lease – 80 Acres in Okmulgee County

• Anthony Lease – 70 Acres in Muskogee County

• Calley Lease – 40 Acres in Okmulgee County

• Abbey Lease – 40 Acres in Okmulgee County

• Duffy Lease – 40 Acres in Okmulgee County

25% Working Interest

• Hollingsworth Lease – 80 Acres in Okmulgee County

There are no proven reserves of any classification in the Blackrock Joint Venture leases.

4. REVENUES AND COST OF REVENUES

For the year ended June 30, 2021, the Company had production revenue of $4,881.00. Refer to the table below of production and revenue through June 30, 2021. Our cost of revenue, consisting of lease operating expenses and production and excise taxes was $352.00 through June 30, 2021.

Property	Calendar Year	Oil Production (BBLS)	Gas Production (MCF)	Oil Revenue	Gas Revenue	Total Revenue

Oklahoma	2020	0.00	110.50	$—	$40.77	$40.77
Oklahoma	2021	98.45	698.50	4,590.63	249.95	4,840.58
Total		98.45	809.00	$4,590.63	$290.72	$4,881.34

5. STOCKHOLDERS’ EQUITY

Preferred stock

The Board of Directors has designated a total of 5,000,000 shares of its Series A preferred stock to be issued. The Series A preferred stock had not been issued as of June 30, 2021. (See Note 8 – Subsequent Events)

These Series A shares of preferred stock have been designated to be issued to the Company’s founder Mr. Herzog at a deemed value of $0.001 per share with no cash consideration in lieu of work performed in organizing the Corporation. The Company has accrued a $5,000 expense in connection with this as of the year ended June 30, 2021.

F-9

OKMIN RESOURCES INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AUDITED)

Each share of Series A Preferred Stock has voting rights of ten votes per share, though is not entitled to receive dividends. Additionally, each share of Series A preferred shares may be converted at $0.01 per preferred share into ten shares of common stock for each share of Series A Preferred Stock.

Common stock

At June 30, 2021, the Company had 82,800,000 shares of its common stock issued and outstanding. These shares included shares of common stock issued in lieu of services, in the Company’s efforts to conserve limited liquidity, as follows:

On January 25, 2021, the board of directors approved the issuance of 4,000,000 shares of common stock issued to a corporate and investor relations consultant in consideration of a one year consulting services agreement.

On January 25, 2021, the board of directors approved the issuance of 1,000,000 shares of common stock in lieu of cash payments to in consideration of a one year consulting services agreement for services in connection with the Company’s filing preparation, compliance matters and business activities.

On April 1, 2021, the board of directors approved the issuance of 60,000 shares of common stock in lieu of a cash payments of $1,500 in connection with secretarial and investor relations services.

On May 5, 2021, the board of directors approved the issuance of 60,000 shares of common stock in lieu of a cash payment of $1,500 to Dwight Ingram in consideration of his services to the Company as its Consulting Geologist.

6. NET LOSS PER COMMON SHARE

A reconciliation of the components of basic and diluted net loss per common share for the year ended June 30, 2021 is presented below:

	Year Ended June 30, 2021
	Net Loss	Weighted Average Shares	Per Share

Basic Earnings per Share:

Net loss attributable to common stock	$(71,921)	69,434,742	$(0.00)

The numerator for basic earnings per share is net loss attributable to common stockholders. The numerator for diluted earnings per share is net loss available to common stockholders.

7. STOCK BASED COMPENSATION

The Company has not adopted any equity grant program. The Company’s Officers hold no stock options or unvested stock awards, and held none at any time during the year ended June 30, 2021. (See Note 5 - Stockholders’ Equity – Preferred Stock)

8. INCOME TAXES

Net operating loss carry forwards of approximately $71,921 at June 30, 2021 are available to offset future taxable income. This results in a net deferred tax asset, assuming an effective tax rate of 21% of approximately $15,103 at June 30, 2021.

F-10

OKMIN RESOURCES INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(AUDITED)

9. SUBSEQUENT EVENTS

In July 2021, the Company through its wholly owned Kansas subsidiary, Okmin Operations, LLC entered into an agreement to acquire an 82.85% working interest and ultimately a 72.5% Net Revenue Interest in the Vitt Lease located in Neosho County, Kansas. Okmin Operations, LLC acquired the lease with a cash payment of $25,000 together with a commitment to make additional expenditures, initially of at least $50,000 to rework the wells on the lease. The lease covers 160 acres and includes eleven oil and gas wells and four water injection wells. The Company has entered into an operating agreement covering the Vitt Lease with Petron Oil and Gas LLC, pursuant to which Petron will handle the reworking of the existing wells and other day to day operations at the lease. Under the operating agreement, the company has initially committed to expenditures of up to $50,000 to commence phase 1 re-work operations. Under the agreement, J & S McCoy Enterprises and Earnest Ashlock, who is the principal of Petron, together will maintain approximately a 17.15% working interest and 15% Net Revenue Interest in the Vitt Lease, though will not have any expenditure commitments until the Company has expended the initial $50,000. The remaining 12.5% Net Revenue Interest of the lease reverts back to the landowners.

On August 31, the Company entered into an option agreement with Blackrock Energy, LLC (Blackrock), to participate with a 50% working interest in the West Sheppard Pool Field, a 1,930 acre series of leases which has previously been focused on natural gas production, located in Okmulgee County, Oklahoma. To exercise the option, the Company will be required to commit the purchase price of $150,000 in cash of which a $5,000 non-refundable deposit has already been made. The option is being entered into pursuant to a 90 day option agreement (as of August 21, 2021) secured by Blackrock to acquire the West Sheppard Pool Field.

In October 2021, the Company completed its Private Placement of 20,000,000 shares of common stock for proceeds of $500,000.00. The proceeds are being utilized to fund existing project operations, new acquisitions and for general corporate purposes

In October 2021, the Company issued the 5,000,000 shares of the Company’s Series A shares of preferred stock that were previously designated but unissued to the Company’s founder Mr. Herzog in lieu of work performed in organizing the Corporation. Each share of Series A Preferred Stock has voting rights of ten votes per share, though is not entitled to receive dividends. Additionally, each share of Series A preferred shares may be converted at $0.01 per share into ten shares of common stock for each share of Series A Preferred Stock.

Outside of the above, the Company has evaluated subsequent events through the filing date of these financial statements and has disclosed that there are no such events that are material to the financial statements to be disclosed.

F-11

OKMIN RESOURCES INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2021	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$470,239	$275,572
Production revenue receivable	8,701	—
Prepaid expenses	—	25,000
Total current assets	478,939	300,572

Oil and gas properties, net	63,629	—
Black Rock Joint Venture	100,000	100,000
Other assets and restricted cash	96	96
	163,725	100,096

TOTAL ASSETS	$642,664	$400,668

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$—	$8,089
Accrued liabilities	5,000	5,000
Total current liabilities	5,000	13,089

Total liabilities	5,000	13,089

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value, 50,000,000 shares authorized, 0 shares issued and outstanding at September 30, 2021 and June 30, 2021
Common stock, $0.0001 par value, 750,000,000 shares authorized, 92,100,000 and 82,280,000, respectively, issued and outstanding at September 30, 2021 and June 30, 2021	9,210	8,228
Additional paid-in capital	695,790	451,272
Accumulated deficit	(67,336)	(71,921)
Total stockholders’ equity	637,664	387,579

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$642,664	$400,668

See accompanying notes to unaudited consolidated financial statements

F-12

OKMIN RESOURCES INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

Three Months Ended
September 30, 2021
Revenue
Oil and gas sales	$13,133

Cost of revenue	943
Gross profit	12,191

Operating expenses:
General and administrative expense	7,605

Total operating expenses	7,605

Income from operations	4,585

Income before taxes	4,585

Provision for income taxes	—

Net income	$4,585

Net income (loss) per share
Basic	$0.00
Diluted	$0.00

Weighted average number of shares outstanding
Basic	89,013,846
Diluted	89,013,846

Note: The Company was formed on December 18, 2020, so there is no comparative period.

See accompanying notes to unaudited consolidated financial statements

F-13

OKMIN RESOURCES INC AND SUBSIDIARIES

STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2021

(Unaudited)

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance, June 30, 2021	—	$—	82,280,000	$8,228	$451,272	$(71,921)	$387,579
Shares issued for cash			9,740,000	974	242,526		243,500
Shares issued for services			80,000	8	1,992		2,000
Net income for the three months ended September 30, 2021						4,585	4,585
Balance, September 30, 2021	—	$—	92,100,000	$9,210	$695,790	$(67,336)	$637,664

Note: The Company was formed on December 18, 2020, so there is no comparative period.

See accompanying notes to unaudited consolidated financial statements

F-14

OKMIN RESOURCES INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

Three Months Ended
September 30, 2021
Cash Flows From Operating Activities
Net profit	$4,585
Adjustments to reconcile net loss to net cash from operations:
Prepaid Deposit Kluin Trust acc	25,000
Production revenue receivable	(8,701)
Accounts payable and accrued liabilities	(8,089)
Net cash from operating activities	12,796

Cash Flows From Investing Activities
Sheppard Pool Gas Project	(5,000)
Vitt lease-Kansas	(28,729)
Vitt lease-Kansas: Intangible Assets	(29,900)
Net cash from investing activities	(63,629)

Cash Flows From Financing Activities
Additional Paid in Capital	244,518
Common stock issued	982
Net cash from financing activities	245,500

Net change in cash	194,667
Cash - beginning of period	275,572
Cash - end of period	$470,239

Note: The Company was formed on December 18, 2020, so there is no comparative period.

See accompanying notes to unaudited consolidated financial statements

F-15

OKMIN RESOURCES INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. ORGANIZATION AND BUSINESS

Okmin Resources Inc. (collectively with its subsidiaries, “Okmin” or the “Company”) was organized near the end of 2020 to engage in the business of the acquisition, exploration and development of mineral rights and natural resource assets.

Initially, as an early stage company, Okmin has been focused on the acquisition and development of domestic oil and gas fields, investing in lower profile rework and recompletion opportunities with lower entry costs. The company's initial projects are located in Oklahoma and Kansas.

Subject to the Company being able to secure adequate additional financing, Okmin may also acquire the rights to and participate in drilling and/or other mining operations. The Company will evaluate exploration and mining opportunities and other strategic corporate opportunities as they become available from time to time.

On March 8, 2021, the Company commenced a private placement of 20,000,000 shares of common stock to raise net proceeds of approximately $500,000. As of September 30, 2021 proceeds of $455,000 have been raised. The net proceeds are being utilized to fund existing project operations, new acquisitions and for general corporate purposes.

The Company’s fiscal year end is June 30.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company maintains its accounts on the accrual method of accounting in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Accounting principles followed and the methods of applying those principles, which materially affect the determination of financial position, results of operations and cash flows are summarized below.

The financial statements are presented on a consolidated basis and include all of the accounts of Okmin Resources, Inc. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and certain assumptions that affect the amounts reported in these consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

Cash and cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At September 30, 2021, the Company cash equivalents totaled $470,239.

Going Concern

The Company’s financial statements are prepared in accordance with generally accepted accounting principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business.

The Company demonstrates adverse conditions that raise substantial doubt about the Company's ability to continue as a going concern for one year following the issuance of these financial statements. These adverse conditions are negative financial trends, specifically an operating loss for the past fiscal year ended, June 30, 2021.

The Company has not established significant sources of revenue to cover its operating costs. Management plans to fund operating expenses with related party contributions to capital. There is no assurance that management's plan will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event that the Company cannot continue as a going concern.

Revenue recognition

The Company recognizes oil and gas revenues when production is sold at a fixed or determinable price, persuasive evidence of an arrangement exists, delivery has occurred and title has transferred, and collectability is reasonably assured.

3. OIL AND GAS PROPERTIES

Blackrock Joint Venture - Oklahoma

In February 2021 Okmin entered into a Joint Venture Agreement and Operating Agreement with Blackrock Energy, LLC committing $100,000 to acquire working interests and commence an initial phase of rehabilitation work on a package of ten oil and gas leases located in Okmulgee and Muskogee Counties, part of the Glenn Pool oil region in Oklahoma. Under the Operating Agreement, Okmin’s Joint Venture partner is the Operator of the project.

F-16

OKMIN RESOURCES INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Pursuant to the Joint Venture Agreement, the Company has acquired working interests (“WI”) in the following leases:

50% Working Interest

• Chain Lease – 160 Acres in Okmulgee County

• Burke Lease – 40 Acres in Okmulgee County

• Preston Lease – 80 Acres in Okmulgee County

• Goldner Lease – 160 Acres in Okmulgee County

• Peavler Lease – 80 Acres in Okmulgee County

• Anthony Lease – 70 Acres in Muskogee County

• Calley Lease – 40 Acres in Okmulgee County

• Abbey Lease – 40 Acres in Okmulgee County

• Duffy Lease – 40 Acres in Okmulgee County

25% Working Interest

• Hollingsworth Lease – 80 Acres in Okmulgee County

Vitt Project – Kansas

In July 2021, the Company through its wholly owned Kansas subsidiary, Okmin Operations, LLC entered into an agreement to acquire a 72.5% Net Revenue Interest in the Vitt Lease located in Neosho County, Kansas. Okmin Operations, LLC acquired the lease with a cash payment of $25,000 together with a commitment to make additional expenditures, initially of at least $50,000 to rework the wells on the lease. The lease covers 160 acres and includes eleven existing oil and gas wells and four water injection wells. As of September 30, oil or gas has yet to be sold from the lease.

West Sheppard Pool Field in North East Oklahoma

On August 31, the Company entered into an option agreement with Blackrock to acquire a 50% working interest in the West Sheppard Pool Field, a 1,930 acre series of leases located in Okmulgee County, Oklahoma. Blackrock had originally entered into a separate option agreement to acquire a 100% working interest from a third party. The Field has historically been focused on natural gas production. The 24 existing wells on the leases range from 850 feet to 1950 feet in depth with gas production from several zones as their main objective. There are several zones that are believed to exist or have been encountered have not been tested as to oil and gas production. To exercise the option, the Company is required to commit the purchase price of $150,000 in cash of which a $5,000 non-refundable deposit was made as of September 30, 2021. (See Note 9 – Subsequent Events)

There are no proven reserves of any classification in any of the projects listed above.

4. REVENUES AND COST OF REVENUES

For the three months ended September 30, 2021, the Company had production revenue of $13,133.00. Refer to the table below of production and revenue through September 30, 2021. Our cost of revenue, consisting of lease operating expenses and production and excise taxes was $943.00 for the three months ended September 30, 2021.

Property	Calendar Year	Oil Production (BBLS)	Gas Production (MCF)	Oil Revenue	Gas Revenue	Total Revenue

Oklahoma	2020	0.00	110.50	$—	$40.77	$40.77
Oklahoma	2021	313.73	2,026.00	16,703.67	1,270.25	17,973.92
Total		313.73	2,136.50	$16,703.67	$1,311.02	$18,014.68

F-17

OKMIN RESOURCES INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

5. STOCKHOLDERS’ EQUITY

Preferred stock

The Board of Directors has designated a total of 5,000,000 shares of its Series A preferred stock to be issued. Although the Company has accrued a $5,000 expense in connection with this, the Series A preferred stock had not been issued as of September 30, 2021. (See Note 9 – Subsequent Events)

Common stock

At September 30, 2021, the Company had 92,100,000 shares of its common stock issued and outstanding. These shares included shares of common stock issued during this first fiscal quarter in lieu of services, in the Company’s efforts to conserve limited liquidity, as follows:

On September 30, 2021, the board of directors approved the issuance of 80,000 shares of common stock in lieu of a cash payment of $2,000 in consideration of accounting services.

6. NET INCOME PER COMMON SHARE

A reconciliation of the components of basic and diluted net income per common share for the quarter ended September 30, 2021 is presented below:

	Three Months Ended September 30, 2021
	Net Income	Weighted Average Shares	Per Share

Basic Earnings per Share:

Net income attributable to common stock	$4,585	89,013,846	$(0.00)

The numerator for basic earnings per share is net income attributable to common stockholders. The numerator for diluted earnings per share is net income available to common stockholders.

7. INCOME TAXES

Net operating loss carry forwards of approximately $71,921 at September 30, 2021 are available to offset future taxable income. This results in a net deferred tax asset, assuming an effective tax rate of 21% of approximately $15,103 at September 30, 2021.

8. GOING CONCERN

The Company’s financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. During the three months ended September 30, 2021, the Company incurred a net gain of $4,585. The Company had an accumulated deficit of $67,336 as of September 30, 2021. These factors, among others, raise doubt about the Company’s ability to continue as a going concern.

The Company’s future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtain additional financing. Although we can provide no assurances, we believe our cash on hand together with revenues generated by production income will provide sufficient liquidity and capital resources to fund our business for the next twelve months.

In the event the Company experiences liquidity and capital resource constraints because of unanticipated operating losses, we may need to raise additional capital in the form of equity and/or debt financing. If such additional capital is not available on terms acceptable to us or at all, then we may need to curtail our operations and/or take additional measures to conserve and manage our liquidity and capital resources, any of which would have a material adverse effect on our financial position, results of operations, and our ability to continue in existence. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-18

OKMIN RESOURCES INC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

9. SUBSEQUENT EVENTS

In October 2021, the Company completed its Private Placement of 20,000,000 shares of common stock for proceeds of $500,000.00. The proceeds are being utilized to fund existing project operations, new acquisitions and for general corporate purposes

In October 2021, the Company issued the 5,000,000 shares of the Company’s Series A shares of preferred stock that were previously designated but unissued to the Company’s founder Mr. Herzog in lieu of work performed in organizing the Corporation. Each share of Series A Preferred Stock has voting rights of ten votes per share, though is not entitled to receive dividends. Additionally, each share of Series A preferred shares may be converted at $0.01 per share into ten shares of common stock for each share of Series A Preferred Stock.

In November 2021, the Company entered into an option agreement with Blackrock to acquire a 50% working interest in the Pushmataha Gas Field, comprising 6 leases covering an area of 3,840 acres located in Pushmataha County, Oklahoma. Blackrock has previously entered into a separate option to acquire a 100% working interest from a third party. The Pushmataha Gas Field has 7 gas wells ranging in depth from 10,000-12,300 feet. The wells were temporarily inactive since 2019 due to line leaks and lower gas prices, though in April 2021 these wells were put back online and have been producing 100-300 MCFD. Not all the wells are in production and the Company believes with additional reworking and recompletion efforts it can further optimize the production potential of this field. Newer modern day technologies could also have an important impact on the economics for this asset. To exercise the option, the Company will be required to commit the purchase price of $250,000 in cash of which a $5,000 non-refundable deposit has already been made. The Company’s intention is to complete this acquisition before the end of calendar 2021. The Company will further need to expend an unspecified additional amount of capital toward reworking the field as it reasonably determines. At this stage the Company anticipates such expenditure to be up to $100,000, though there can be no guarantee that such amount will be sufficient or what results it will achieve. Under the terms of the Joint Venture agreement, after deducting operating costs including a flat sum of $1,000 per month to Blackrock as operator, the Company shall receive all net income from revenues of the project until it has recouped $125,000; thereafter, the parties shall equally split the income.

Outside of the above, the Company has evaluated subsequent events through the filing date of these financial statements and has disclosed that there are no such events that are material to the financial statements to be disclosed.

F-19